Exhibit 1.1

(Translation)

Articles of Incorporation of Hitachi, Ltd.

Establishment:	February 1, 1920
Amendments:	June 27, 1920	December 25, 1923	August 25, 1928
	November 26, 1928	May 28, 1929	January 27, 1933
	October 27, 1933	April 26, 1935	January 27, 1937
	October 28, 1937	October 27, 1938	February 25, 1939
	October 27, 1939	August 28, 1940	December 19, 1940
	April 28, 1941	April 27, 1943	November 9, 1943
	April 10, 1944	April 27, 1944	August 25, 1944
	October 27, 1944	April 27, 1945	September 19, 1945
	May 20, 1946	April 26, 1947	February 16, 1948
	August 4, 1948	December 27, 1948	September 28, 1949
	November 28, 1949	October 29, 1951	November 26, 1954
	November 28, 1955	October 1, 1956	May 28, 1957
	November 28, 1957	May 29, 1961	November 28, 1961
	August 31, 1962	November 28, 1962	April 1, 1963
	May 28, 1963	November 28, 1967	May 28, 1969
	November 28, 1974	June 28, 1982	June 29, 1989
	June 27, 1991	June 29, 1994	June 26, 1998
	June 29, 1999	June 28, 2000	October 1, 2001
	June 26, 2002	February 6, 2003	April 1, 2003
	June 25, 2003	June 24, 2004	June 24, 2005
		May 1, 2006	June 27, 2006

Chapter I    General Provisions

Article 1.	(Corporate name)

The Company shall be called “Kabushiki Kaisha Hitachi Seisakusho” in Japanese and “Hitachi, Ltd.” in English.

Article 2.	(Corporate purpose)

The purpose of the Company shall be to carry on the following businesses:

1.	Manufacture and sale of electrical machinery and appliances.

2.	Manufacture and sale of industrial machinery and appliances.

3.	Manufacture and sale of rolling stock.

4.	Manufacture and sale of telecommunication and electronic machinery and appliances.

5.	Manufacture and sale of lighting and household machinery and appliances.

6.	Manufacture and sale of optical and medical machinery and instruments.

7.	Manufacture and sale of measuring and other general machinery and appliances.

8.	Manufacture and sale of materials related to the products mentioned in any of the foregoing items.

9.	Preparation and sale of software.

10.	Preparation and sale of images, software and data related to multimedia.

11.	Leasing and maintenance services of the products mentioned in any of the foregoing items.

12.	Supply of electricity.

13.	Telecommunication, information processing and information supply services, as well as broadcasting.

14.	Undertaking of commercial transactions and payment transactions by utilizing the Internet.

15.	Provision of results of research and development related to biotechnology.

16.	Consulting on any of the foregoing items.

17.	Licensing of industrial property rights and know-how.

18.	Undertaking of engineering related to any of the foregoing items.

19.	Design, supervision and undertaking of construction work.

20.	Money lending, factoring, debt guarantee and investment advisory business.

21.	Home health care service business, home health care support business and the operation of health care and nursing facilities under the Health Care Insurance Law.

22.	Any and all businesses related to the foregoing items.

Article 3.	(Company adopting Committee Systems)

The Company shall have the Board of Directors, Committees, Accounting Auditors and Executive Officers.

Article 4.	(Location of head office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 5.	(Method of public notices)

The method of public notices of the Company shall be given by electronic public notices; provided, however, that if the Company is prevented from giving such public notices in the form of electronic media due to accidents or other causes beyond its control, public notices of the Company shall be given by publication in the Nihon Keizai Shimbun.

Chapter II    Shares

Article 6.	(Total shares authorized to be issued)

The total shares authorized to be issued by the Company shall be 10,000,000,000 shares.

Article 7.	(Issue of share certificates)

The Company shall issue share certificates for its shares.

Article 8.	(Number of shares per one unit, etc.)

The number of shares per one unit of shares of the Company shall be 1,000 shares.

The Company shall not issue a share certificate for less-than-one-unit shares.

Article 9.	(Rights regarding less-than-one-unit shares)

Any shareholder (including beneficiary; the same applies hereafter), who holds less-than-one-unit shares of the Company, shall have no right to exercise other than those stipulated below regarding such less-than-one-unit shares.

1.	Rights listed in items of Article 189, paragraph 2 of the Company Law;

2.	Rights to receive allotment of share offering to shareholders and allotment of share purchase warrants; and

3.	Rights specified in these Articles of Incorporation

Any less-than-one-unit shareholder of the Company shall be entitled to request the Company to sell the number of shares that will, together with such less-than-one-unit shares, constitute a full unit of shares.

Article 10.	(Administrator of shareholders’ register)

The Company shall have an administrator of its shareholders’ register.

Article 11.	(Regulations on Handling of Shares, etc.)

In addition to what is provided in laws, regulations or these Articles of Incorporation, handling of exercise of rights as shareholders of the Company, any other matters relating to the handling of shares and share purchase warrants and fees related thereto shall be governed by the Regulations on Handling of Shares, etc. established by the Executive Officer authorized by the Board of Directors.

Chapter III    Organs

Section 1.    General Meeting of Shareholders

Article 12.	(Record date for the purpose of the Ordinary General Meeting of Shareholders)

The Company shall regard the shareholders registered as of the last date of each business year as shareholders entitled to exercise the rights of shareholders at the Ordinary General Meeting of Shareholders for such business year.

Article 13.	(Chairmanship)

Chairmanship of a General Meeting of Shareholders shall be assumed by the President. If the President is prevented from discharging his duties, another person shall act as such chairman in the order previously fixed by the resolution of the Board of Directors.

Article 14.	(Website disclosure of reference documents for the General Meeting of Shareholders, etc.)

As provided for in the applicable laws, it is deemed that the Company provided reference documents for the General Meeting of Shareholders, financial statements and consolidated financial statements (including auditor’s report and Accounting Auditor’s report for those consolidated financial statements), as well as other information required to be included or presented in the business report of the Company to its shareholders by posting them on its website on the Internet.

Article 15.	(Exercise of voting rights by proxy)

A shareholder may appoint a proxy who exercises such shareholder’s voting rights on behalf of such shareholder; provided, however, that such proxy must be a shareholder of the Company entitled to vote.

In the case mentioned in the preceding paragraph, a document certifying the power of representation shall be submitted to the Company in advance.

Article 16.	(Method of adopting resolutions)

Unless otherwise provided by laws, regulations or these Articles of Incorporation, resolutions at a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders who are present in such meeting and are entitled to vote.

Any resolution as provided for in Article 309, paragraph 2 of the Company Law shall be adopted at a General Meeting of Shareholders at which shareholders representing one-third or more of the voting rights of all the shareholders shall be present, by a majority of two-thirds or more of the voting rights of the shareholders who are present in such meeting and are entitled to vote.

Section 2.    Directors, Board of Directors and Committees

Article 17.	(Number)

The Company shall have not more than 20 Directors.

Article 18.	(Election)

For the adoption of resolutions for the election of Directors, the presence of shareholders representing one-third or more of the voting rights of shareholders who are entitled to vote shall be required at the General Meeting of Shareholders.

Resolutions under the preceding paragraph shall not be made by cumulative voting.

Article 19.	(Term of office)

The term of office of Directors shall expire at the close of the Ordinary General Meeting of Shareholders for the last business year that will end within one year after their election; provided, however, that the term of office of those Directors who have newly assumed office while the other Directors are still in office shall be for the remaining balance of the term of office of the other Directors presently in office.

Article 20.	(Director to convene and preside over meetings of the Board of Directors)

By resolution of the Board of Directors, a Director who convenes and presides over meetings of the Board of Directors shall be selected.

Article 21.	(Convening of meeting of the Board of Directors)

Notice for convening a meeting of the Board of Directors shall be dispatched to each Director one week prior to the date of the meeting; provided, however, that in case of urgency, such period may be shortened and such notice may be dispatched by the preceding day to the date of the meeting.

Article 22.	(Resolutions of the Board of Directors without meeting)

Matters that require resolutions in a meeting of the Board of Directors may be resolved without holding a meeting if all Directors who are entitled to vote for such resolutions express unanimously in writing or in electromagnetic recording media their consent or approval on such matters; and such unanimous consent or approval shall be treated as if resolutions were effectively adopted in a meeting of the Board of Directors.

Article 23.	(Exemption of Directors from liabilities)

The Company may, by resolution of the Board of Directors, exempt any Director (including former Directors) from liabilities as provided in Article 423, paragraph 1 of the Company Law to the extent as provided in laws or regulations.

The Company may enter into an agreement with any outside Director to limit liabilities as provided for in Article 423, paragraph 1 of the Company Law of such Director to the extent in the aggregate amount as provided for in items of Article 425, paragraph 1 of the Company Law.

Article 24.	(Board of Directors Regulations)

In addition to what is provided by laws, regulations or these Articles of Incorporation, the matters concerning the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors.

Article 25.	(Regulations of Committees)

In addition to what is provided by laws, regulations, these Articles of Incorporation or by the Board of Directors, the matters concerning each Committee shall be governed by the regulations thereof established by each such Committee.

Section 3.    Executive Officers

Article 26.	(Number)

By resolution of the Board of Directors, the Company shall have not more than 40 Executive Officers.

Article 27.	(Term of office)

The term of office of Executive Officers shall expire on the last day of the business year that ends within one year from their election.

Article 28.	(President)

By resolution of the Board of Directors, a President shall be selected, provided that the President must be a Representative Executive Officer.

Article 29.	(Exemption of Executive Officers from liabilities)

The Company may, by resolution of the Board of Directors, exempt any Executive Officers (including former Executive Officers) from liabilities as provided in Article 423, paragraph 1 of the Company Law to the extent as provided in laws or regulations.

Section 4.    Chairmen Emeritus

Article 30.	(Chairmen Emeritus)

The Company may have Chairmen Emeritus by resolution of the Board of Directors.

Chapter IV    Accounts

Article 31.	(Business year)

The business year of the Company shall start on April 1 every year and end on March 31 of the following year.

Article 32.	(Distribution of surplus and repurchase of the Company’s shares)

The Company may, unless otherwise provided in the applicable laws, make decisions on matters specified in items of Article 459, paragraph 1 of the Company Law by resolution of its Board of Directors, without resolution at the General Meeting of Shareholders.

Article 33.	(Record date for the purpose of distribution of surplus, etc.)

Any distributions of surplus by the Company shall be to the shareholders or registered pledgees as of March 31 or September 30 of each year.

In addition to the dates specified above, the Company may designate another record date for the purpose of distributing surplus.

If a distribution of surplus is not received within three years from the date it became due and payable, the Company shall be relieved of the obligation to pay such distribution of surplus.

Supplementary Provisions

Article 1.	(Transitional measure regarding exemption of Directors from liabilities)

The Company may, by resolution of the Board of Directors, exempt any Director from liabilities in respect of any act prior to the close of the Ordinary General Meeting of Shareholders for the accounting period ended March 2003 as provided in Article 266, paragraph 1, item 5 of the Commercial Code of Japan (hereinafter the “Former Commercial Code) before it was revised in accordance with the Law Regarding Creation of Relevant Laws in Response to the Enactment of the Company Law to the extent as provided in laws or regulations.

Article 2.	(Transitional measure regarding exemption of Corporate Auditors from liabilities)

The Company may, by resolution of the Board of Directors, exempt any Corporate Auditor from liabilities as provided for in the Former Commercial Code prior to the close of the Ordinary General Meeting of Shareholders for the accounting period ended March 2003 to the extent as provided in laws or regulations.